Filed Pursuant to Rule 424(b)(3)

Registration No. 333-287599

PROSPECTUS SUPPLEMENT NO. 1

(to prospectus dated May 29, 2025)

Medicus Pharma Ltd.

2,260,000 Common Shares Issuable upon the Exercise of Warrants

This prospectus supplement amends and supplements the prospectus dated May 29, 2025, as supplemented or amended from time to time (the "Prospectus"), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-287599). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 2, 2025 (the "Form 8-K"). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares and warrants, with an exercise price of $4.64 and expiration date of November 15, 2029 (the "Public Warrants"), are listed on The Nasdaq Capital Market ("Nasdaq") under the symbols "MDCX" and "MDCXW," respectively. On May 30, 2025, the last reported sales prices of the common shares and Public Warrants were $2.55 and $0.80, respectively.

We are an "emerging growth company" under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 10 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 2, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 29, 2025

MEDICUS PHARMA LTD.
(Exact name of registrant as specified in its charter)

Ontario	001-42408	98-1778211
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Conshohocken State Road, Suite 200
Conshohocken, Pennsylvania, United States 19428
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (610) 540-7515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	MDCX	NASDAQ Capital Market
Warrants, each exercisable for one common share at an exercise price of $4.64 per share	MDCXW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On May 29, 2025, Medicus Pharma Ltd. ("Medicus" or the "Company") entered into a Placement Agency Agreement (the "Placement Agency Agreement") with Maxim Group LLC, as representative of the placement agents named therein (the "Placement Agents"), relating to a public offering of 2,260,000 units, each unit consisting of one common share, no par value, of the Company, and one warrant to purchase one common share, at a price of $3.10 per unit (the "Offering"). Each warrant is immediately exercisable for one of our common shares at an exercise price of $3.10 per share and will expire five years from the date of issuance. In connection with the Offering, the Company entered into a subscription agreement (the "Subscription Agreements") with a certain investor (the "Investor").

The aggregate gross proceeds to the Company from the Offering, which closed on June 2, 2025, were $7,006,000, before deducting placement agent fees and other estimated offering expenses. The Company expects to use the net proceeds from the Offering to fund its Phase 2 proof of concept clinical trial for treatment of basal cell carcinoma using its doxorubicin tip loaded dissolvable microarray needle skinpatch. The Company may also use the net proceeds of the Offering to expand its exploratory phase 2 clinical trial to a pivotal trial and/or to expand its trials to cover other non-melanoma skin diseases. The Company expects to use any remaining net proceeds for general corporate purposes and working capital.

The units were offered pursuant to the Company's Registration Statement on Form S-1 (the "Registration Statement"), initially filed with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act") on May 27, 2025 and declared effective by the SEC on May 29, 2025.

Pursuant to the terms of the Placement Agency Agreement, the Company has agreed to pay the Placement Agents a cash fee of 7.5% of the aggregate gross proceeds raised in the Offering. The Company also agreed to reimburse the Placement Agent for certain expenses. The Placement Agency Agreement contains customary representations, warranties, agreements and indemnification obligations of the parties.

The Subscription Agreement contains customary representations, warranties, and agreements by the Company and the Investor, customary conditions to closing, and customary indemnification obligations of the Investor.

On June 2, 2025, the Company entered into a warrant agency agreement (the "Warrant Agency Agreement") with Odyssey Transfer and Trust Company ("Odyssey"), pursuant to which Odyssey will act as warrant agent with respect to the warrants issued by the Company in the Offering.

The foregoing descriptions of the Placement Agency Agreement, the Subscription Agreement, the warrants and the Warrant Agency Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, copies of which are filed as Exhibits 1.1, 4.1, 4.2 and 4.3, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 3.02. Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is incorporated herein by reference.

Item 8.01 Other Events.

On May 29, 2025, the Company issued a press release announcing the pricing of the Offering and on June 2, 2025, the Company issued a press release announcing the closing of the Offering. Copies of the press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and incorporated by reference herein.

As previously disclosed in that certain Current Report on Form 8-K filed by the Company on May 5, 2025, the Company entered into a securities purchase agreement (the "Purchase Agreement") with YA II PN, Ltd. ("Yorkville") on May 2, 2025, in connection with the issuance and sale by the Company of debentures (the "Debentures") issuable in an aggregate principal amount of up to $5,000,000. Yorkville purchased and the Company issued a Debenture in aggregate principal amount of $1,250,000 upon the signing of the Purchase Agreement, for net proceeds to the company of $1,125,000. On June 2, 2025, Yorkville purchased and the Company issued an additional Debenture in the aggregate principal amount of $1,250,000, in connection with the filing of the Company's Registration Statement on May 27, 2025, for additional net proceeds to the Company of $1,125,000.

Item 9.01.Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
1.1*	Placement Agency Agreement, dated as of May 29, 2025, by and between Medicus Pharma Ltd. and Maxim Group LLC as representative of the placement agents named therein
4.1	Form of Subscription Agreement (incorporated by reference from Exhibit 4.8 to the Company's Registration Statement on Form S-1, filed with the SEC on May 27, 2025)
4.2*	Common Share Purchase Warrant
4.3*#	Warrant Agency Agreement, dated as of June 2, 2025, by and between Medicus Pharma Ltd. and Odyssey Transfer and Trust Company, as warrant agent
99.1	Pricing Press Release, dated May 29, 2025
99.2	Closing Press Release, dated June 2, 2025
104.1	Cover Page Interactive Data File (embedded within the inline XBRL document).

*	Certain portions of this exhibit have been redacted pursuant to Item 601(b)(10)(iv) of Regulation S-K. The Company agrees to furnish supplementally an unredacted copy of the exhibit to the Securities and Exchange Commission upon its request.

#	Certain schedules and exhibits have been omitted in accordance with Item 601(a)(5) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the Securities and Exchange Commission upon request.

Forward Looking Statements

This Current Report on Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995, as amended. Such forward-looking statements include, but are not limited to, statements concerning regarding the Company's expected use of the net proceeds of the Offering. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. In addition, forward-looking statements are typically identified by words such as "plan," "believe," "goal," "target," "aim," "expect," "anticipate," "intend," "outlook," "estimate," "forecast," "project," "continue," "could," "may," "might," "possible," "potential," "predict," "should," "would" and other similar words and expressions, although the absence of these words or expressions does not mean that a statement is not forward-looking. Forward-looking statements are based on the current expectations and beliefs of the Company's management and are inherently subject to a number of factors, risks, uncertainties and assumptions and their potential effects. There can be no assurance that future developments will be those that have been anticipated. Actual results may vary materially from those expressed or implied by forward-looking statements based on a number of factors, risks, uncertainties and assumptions, including the risks and uncertainties detailed from time to time in the Company's filings with the SEC. Potential investors, shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they were made. The Company does not assume any obligation to publicly update any forward-looking statement after it was made, whether as a result of new information, future events or otherwise, except as required by law or regulation. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company's filings with the SEC, which are available at www.sec.gov.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICUS PHARMA LTD.

By:	/s/ Raza Bokhari
Name:	Dr. Raza Bokhari
Title:	Executive Chairman and Chief Executive Officer

Dated: June 2, 2025